Exhibit 99.1

Cryoport Reports Fourth Quarter and Full Year 2022 Results

▪	2022 revenue reached a record $237 million, commercial revenue up 27% year-over-year

▪	Now supporting a record 654 global clinical trials and 10 commercial therapies

▪	Entering 2023 with $523 million in cash and short-term investments

▪	Revenue guidance for the full year 2023 of $270 - $290 million, up 18% year-over-year at the mid-point

NASHVILLE, Tennessee, February 23, 2023, - Cryoport, Inc. (NASDAQ: CYRX) (“Cryoport” or the “Company”), a leading global provider of innovative temperature-controlled supply chain solutions for the life sciences industry, with focus on the bio-pharmaceutical and cell and gene therapy markets, today announced financial results for the three months and year ended December 31, 2022.

Jerrell Shelton, CEO of Cryoport, commented, “2022 marked a year of significant achievements for our company as we continued the development of our products and services for the future. Cryoport delivered a solid finish to 2022 with total revenue of $237.3 million, led by a 24% revenue increase from Cryoport Systems and driven by the demand for our comprehensive set of products and services and strong growth in the cell and gene therapy market. The regenerative medicine market continued its development as one of the fastest growing therapeutic segments, with Cryoport supporting a total of 654 clinical trials globally at year end with 79 of these in phase 3. Our company continues to lead the way for the development of advanced temperature-controlled supply chain solutions that will support the advancement of cell and gene therapies as well as our future growth.”

Total revenue by market for the three months and year ended December 31, 2022 as compared to the same periods in 2021 was as follows:

Cryoport, Inc. and Subsidiaries
Total revenues by market
(unaudited)
	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2022	2021	% Change	2022	2021	% Change
Biopharma/Pharma	$50,570	$46,325	9%	$193,879	$180,203	8%
Animal Health	7,480	7,698	-3%	33,465	33,353	0%
Reproductive Medicine	2,308	2,417	-5%	9,933	9,052	10%
Total revenues	$60,358	$56,440	7%	$237,277	$222,608	7%

The regenerative medicine industry continued to advance and as of December 31, 2022, Cryoport supported ten (10) commercial therapies and a total of 654 global clinical trials, a net increase of 11 clinical trials over third quarter 2022 and a net increase of 52 clinical trials from the year-end 2021. The number of trials in phase 3 was 79 as of December 31, 2022. The growth in clinical trials supported by Cryoport by phase and region was as follows:

Cryoport Supported Clinical Trials by Phase

	December 31,
Clinical Trials	2020	2021	2022
Phase 1	220	255	275
Phase 2	239	273	300
Phase 3	69	74	79
Total	528	602	654

Cryoport Supported Clinical Trials by Region

	December 31,
Clinical Trials	2020	2021	2022
Americas	419	475	502
EMEA	84	93	110
APAC	25	34	42
Total	528	602	654

Some of the significant cell and gene therapy developments during the fourth quarter of 2022 were as follows:

•	Gilead/Kite’s Tecartus® was approved for the treatment of acute lymphoblastic leukemia (ALL) by the European Medicines Agency (EMA).

•	Gilead/Kite’s Yescarta® received approval as a second line treatment for Diffuse Large B-cell Lymphoma (DLBCL) from the EMA. Yescarta® also received approval in Japan for the treatment of relapsed/refractory large B-cell lymphoma (R/R LBCL).

•	Bristol Myers’ Breyanzi® received approval in Japan for the second line treatment of R/R LBCL.

•	Atara Biotherapeutics' EbvalloTM received approval from the European Commission as a monotherapy for the treatment of adult and pediatric patients with relapsed or refractory Epstein–Barr virus positive post–transplant lymphoproliferative disease (EBV+ PTLD), becoming the first allogeneic therapy approved.

•	A total of nine Cryoport supported Biologic License Applications (BLAs) were filed in 2022, of which three were filed during the fourth quarter.

During 2023, we anticipate up to an additional 22 application filings, 11 new therapy approvals and an additional 12 label or geographic expansion approvals for a combined total of 23 approvals in 2023.

In early 2023, Cryoport established a new strategic partnership with Syneos Health to support the global advancement of cell and gene therapies, providing the industry's first fully integrated biopharmaceutical and temperature-controlled supply chain solution. The new partnership couples the full suite of clinical development services offered by Syneos Health with IntegriCell™, Cryoport's new platform providing standardized apheresis collection, cryoprocessing, cryopreservation services, risk mitigation, temperature-controlled supply chain support, storage and secondary packaging, and labelling.

Financial Highlights

Total revenue for the fourth quarter of 2022 was $60.4 million compared to $56.4 million for the fourth quarter of 2021, a year-over-year increase of 7% or $3.9 million, and 12% at constant currency, driven by the continued demand for Cryoport’s comprehensive temperature-controlled supply chain solutions for the life sciences. Fourth quarter 2022 performance by market was as follows:

•	Biopharma/Pharma revenue increased to $50.6 million, up 9% or $4.2 million for the fourth quarter of 2022, compared to $46.3 million for the fourth quarter of 2021. Revenue from commercial therapies was $4.2 million, a 17% increase compared to the fourth quarter of 2021. Overall, revenue growth in this market continued to be driven by the support of global clinical trials and commercially launched therapies as well as general demand for our temperature-controlled systems, logistics and biostorage services. Commercial therapies’ revenue growth was partially impacted sequentially due to our clients’ continued cell therapy manufacturing capacity constraints, shortages of Fludarabine for one client, and a pause in the shipment of auxiliary therapy doses to biostorage for a separate client due to their supply chain issues.

•	Animal Health revenue was $7.5 million, down 3% or $0.2 million for the fourth quarter of 2022, compared to $7.7 million for the fourth quarter of 2021. Our view is that revenue growth in this market will be driven by the continued advances in genomics and pharmaceuticals for livestock and regenerative medicine therapies for companion and recreational animals.

•	Reproductive Medicine revenue was $2.3 million for the fourth quarter of 2022, compared to $2.4 million for the fourth quarter of 2021. Key growth drivers in this market include strong demand for Cryoport Systems’ reproductive medicine solutions branded as CryoStork®, the continued advances in invitro fertilization technology, and shifts in societal/environmental patterns.

Total revenue for the year ended December 31, 2022, increased to a record $237.3 million, compared to $222.6 million for the year ended December 31, 2021, an increase of 7% or $14.7 million, and 10% at constant currency. Revenue for the year ended December 31, 2022 was adversely impacted during the first quarter of 2022 from a fire at our New Prague, Minnesota manufacturing facility. By market our performance for 2022 was as follows:

•	Biopharma/Pharma revenue increased to $193.9 million, a gain of 8% or $13.7 million for the year ended December 31, 2022, compared to $180.2 million for the same period in 2021. Revenue from commercial therapies increased to $16.3 million, a gain of 27% or $3.5 million for the year ended December 31, 2022, compared to the same period in 2021.

•	Animal Health revenue was $33.5 million, an increase of 0.3% or $0.1 million for the year ended December 31, 2022, compared to the same period in 2021.

•	Reproductive Medicine revenue increased to $9.9 million, a gain of 10% or $0.9 million for the year ended December 31, 2022, compared to the same period in 2021.

Gross margin was 43.5% for the fourth quarter of 2022, compared to 41.0% in the fourth quarter of 2021. Gross margin for the year ended December 31, 2022 was 43.8%, compared to 43.4% for the same period in 2021.

Operating costs and expenses for the fourth quarter of 2022 were $37.3 million compared to $31.5 million for the fourth quarter of 2021. Operating costs and expenses for the year ended December 31, 2022 were $135.8 million compared to $114.4 million for the same period in the prior year. The increase was primarily attributable to the further build out of our solutions, capabilities, competencies, global infrastructure, and technology development to support the continued scaling of our business and broadening of our solutions to meet the expected increase in demand for our temperature-controlled supply chain solutions, particularly in the rapidly developing cell and gene therapy market.

Net loss for the three months and year ended December 31, 2022 was $9.4 million and $37.3 million, respectively, compared to a net loss of $260.1 million and $275.5 million for the same respective periods in 2021. Net loss for the three months and year ended December 31, 2021 was primarily impacted by a non-cash debt extinguishment expense of $251.8 million, related to financial transactions completed in the fourth quarter of 2021.

Net loss attributable to common stockholders was $11.4 million, or $0.24 per share and $45.3 million, or $0.93 per share, for the three months and year ended December 31, 2022, respectively. This compares to a net loss attributable to common stockholders of $262.1 million, or $5.46 per share and $283.7 million, or $6.18 per share, for the three months and year ended December 31, 2021, respectively. Fourth quarter 2021 results include the $251.8 million non-cash debt extinguishment expense noted earlier.

Adjusted EBITDA was $0.7 million for the fourth quarter of 2022, compared to $2.1 million for the fourth quarter of 2021. Adjusted EBITDA for the year ended December 31, 2022 was $13.7 million, compared to $21.2 million for the same period in 2021. The decrease for the full-year period primarily reflects the impact from increased investments in our growth initiatives during 2022 and the fire at our New Prague, Minnesota manufacturing facility during the first quarter of 2022.

Cryoport held $523.3 million in cash, cash equivalents, and short-term investments as of December 31, 2022.

Share Repurchase Update: On March 11, 2022, the Company announced that its board of directors authorized a repurchase program through December 31, 2025, authorizing the repurchase of common stock and/or convertible senior notes in the amount of up to $100.0 million. During the year ended December 31, 2022, the Company purchased 1,604,994 shares of its common stock under this program, at an average price of $23.63 per share, for an aggregate amount of $37.9 million. These shares were returned to the status of authorized but unissued shares of common stock.

Mr. Shelton continued, “During 2022, we continued to make significant strategic investments to build out our informatics competencies, global facilities, and capabilities to support and accelerate our growth. These investments are designed to further expand our end-to-end solutions supporting the supply chain for the life sciences industry and, specifically, cell and gene therapy market, strengthen our global market position and create new and diverse revenue streams. Several investments being made include:

•	The creation and expansion of our Global Supply Chain Center Network and introduction of our bioservices offering.

•	Important acquisitions such as Cell&Co BioServices in France, providing us with established bioservices capabilities in EMEA, adding to our Global Supply Chain Network.

•	The acquisition of Cell Matters in Belgium, providing cryopreservation expertise as part of our new IntegriCell™ platform. We are in the early stages of launching IntegriCell™ to offer the cell and gene therapy industry standardized apheresis collection and end-to-end cryopreservation services for leukapheresis-derived therapies autologous and allogeneic cell therapies, thereby aiding the industry in providing more consistent, quality starting materials from which to manufacture therapies.

“We are very excited about 2023 and beyond and we believe that these initiatives, as well as others, will drive our continued growth in the cell and gene therapy market. Additionally, we have a number of other key product and services initiatives slated for introduction this year. These include:

•	The development of our next generation Cryoport Elite™ shipper line (both -80°C and -196°C solutions) including the Cryosphere™, which we expect to officially launch before the end of the first quarter of 2023.

•	SkyTrax™, a next generation advanced condition monitoring system supporting all temperature ranges.

“We also look forward to introducing new cryogenic systems features at MVE Biological Solutions, further leveraging CRYOPDP’s global biopharma logistics network, which, in 2022, was expanded into the Philippines, India, Japan, Ireland, Poland as well as Spain through the acquisition of Polar Expres, and the expansion of CRYOGENE into new geographic markets.”

Outlook

The Company is providing revenue guidance for full year 2023 of $270 - $290 million, representing strong topline growth of 18% at the mid-point over 2022 revenue. Our 2023 outlook largely reflects anticipated growth from our ongoing support of global clinical trials, a growing number of commercial cell and gene therapy products from our clients, and the expansion of cell and gene manufacturing capacity to meet patient demand. Notwithstanding current manufacturing capacity constraints, many analysts expect the regenerative medicine market to grow at a compounded annual growth rate of 25% to 30% over the foreseeable future. In addition, the 2023 guidance also considers our anticipated launch of new products and services, designed to further expand and strengthen our market position and create new diversifying revenue streams, and strategic investments to support our continued growth.

Importantly the outlook for 2023 assumes a continued solid demand environment while recognizing current macroeconomic challenges. The Company’s guidance is dependent on its current business and expectations, which may be impacted by, among other things, factors that are outside of our control, such as the ongoing effects of COVID-19 and related shut downs globally, supply chain constraints, inflationary pressures, the ongoing war between Russia and Ukraine, economic uncertainty and the effects of foreign currency fluctuations, as well as the other factors described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including in the “Risk Factors” section of its most recently filed periodic reports on Form 10-K and Form 10-Q, as well as in its subsequent filings with the SEC.

“In summary, during 2022 we took strategic investments to increase market share, expand our capabilities to more broadly serve the advancement of cell and gene therapies worldwide, and to drive Cryoport’s long-term growth. As we move through 2023, we are looking forward to seeing the benefits from these actions. We are also excited about the array of new products and services initiatives that Cryoport will be introducing this year. Taking all of these elements into consideration, we believe our Company is as strong as it has ever been and that Cryoport is well positioned for future growth. We are entering 2023 with a strong balance sheet and comprehensive solutions platform, which we believe will allow us to support the expected growth of the cell and gene therapy market. Our entire team here is committed to making this happen and we look forward to demonstrating our continued progress to all our stakeholders,” concluded Mr. Shelton.

Note: All reconciliations of GAAP to adjusted (non-GAAP) figures above are detailed in the reconciliation tables included later in the press release.

Additional Information

Further information on Cryoport’s financial results is included in the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Cryoport’s financial performance will be provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, which is expected to be filed with the SEC on February 23, 2023. Additionally, the full report will be available in the SEC Filings section of the Investor Relations section of Cryoport’s website at www.cryoport.com.

Earnings Conference Call Information

IMPORTANT INFORMATION: A document titled “Cryoport Fourth Quarter and Full Year 2022 in Review”, providing a review of Cryoport’s financial and operational performance and a general business update, will be issued at 4:05 p.m. ET on Thursday, February 23, 2023. The document is designed to be read by investors before the questions and answers conference call and will be accessible at: http://ir.cryoport.com/events-and-presentations.

Cryoport management will host a conference call the same day at 5:00 pm ET. The conference call will be in the format of a questions and answers session and will address questions members of the investment community have regarding the Company’s reported results. A slide deck will accompany the call.

Conference Call Information

Date:	Thursday, February 23, 2023
Time:	5:00 p.m. ET
Dial-in numbers:	1-877-407-0789 (U.S.), 1-201-689-8562 (International)
Confirmation code:	Request the “Cryoport Call” or Conference ID: 13735986
Live webcast:	‘Investor Relations’ section at www.cryoport.com or click here. Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

Questions and answers will be recorded and available approximately three hours after completion of the live event on the Investor Relations section of the Company's website at www.cryoport.com for a limited time. To access the replay of the questions and answers, please follow this link. A dial-in replay of the call will also be available to those interested, until 11:59 p.m. ET on March 2, 2023. To access the replay, dial 1-844-512-2921 (United States) or 1-412-317-6671 (International) and enter replay pin number: 13735986.

About Cryoport, Inc.

Cryoport, Inc. (Nasdaq: CYRX), is a global leader in temperature-controlled supply chain solutions for the life sciences industry supporting life-saving cell and gene therapies across the research, clinical and commercial spectrum. With over 40 strategic locations covering the Americas, EMEA (Europe, the Middle East and Africa) and APAC (Asia Pacific), Cryoport's global platform provides mission-critical solutions, services, and products to the biopharma/pharma, animal health, and reproductive medicine markets worldwide. In addition to its standard setting supply chain solutions, Cryoport is the world's largest manufacturer of cryogenic systems and one of the largest life science focused specialty couriers.

For more information, visit www.cryoport.com or follow @cryoport on Twitter at www.twitter.com/cryoport for live updates.

Forward-Looking Statements

Statements in this press release which are not purely historical, including statements regarding the Company’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, those related to the Company’s industry, business, long-term growth prospects, plans, strategy, acquisitions, future financial results and financial condition, such as the Company’s outlook and guidance for full year 2023 revenue and the related assumptions and factors expected to drive revenue, projected trends in the markets in which the Company operates, the Company’s plans and expectations regarding its strategic investments and the launch of new products and services, such as the expected timing and benefits of such initiatives, the Company’s belief that it is well positioned for future growth and will be able to support the expected growth of the cell and gene therapy market, the Company’s intent to the expand CRYOGENE into new geographic markets, the Company’s repurchases of shares of its common stock, and anticipated regulatory filings or approvals with respect to the products of the Company’s clients. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, including as a result of the COVID-19 pandemic and its variants, supply chain constraints, inflationary pressures and the effects of foreign currency fluctuations, trends in the products markets, variations in the Company’s cash flow, market acceptance risks, and technical development risks. The Company’s business could be affected by a number of other factors discussed in the Company’s SEC reports, including in the “Risk Factors” section of its most recently filed periodic reports on Form 10-K and Form 10-Q, as well as in its subsequent filings with the SEC. The forward-looking statements contained in this press release speak only as of the date hereof and the Company cautions investors not to place undue reliance on these forward-looking statements. Except as required by law, the Company disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Cryoport Investor Contacts:

Todd Fromer

KCSA Strategic Communication

tfromer@kcsa.com

P: 1-212-896-1215

Cryoport, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)
	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except share and per share data)	2022	2021	2022	2021
Revenues:
Service revenues	$33,088	$31,723	$133,879	$119,065
Product revenues	27,270	24,717	103,398	103,543
Total revenues	60,358	56,440	237,277	222,608
Cost of revenues:
Cost of service revenues	18,445	18,888	75,187	69,297
Cost of product revenues	15,636	14,439	58,217	56,734
Total cost of revenues	34,081	33,327	133,404	126,031
Gross margin	26,277	23,113	103,873	96,577
Operating costs and expenses:
Selling, general and administrative	32,635	27,586	120,055	97,563
Engineering and development	4,677	3,889	15,722	16,843
Total operating costs and expenses:	37,312	31,475	135,777	114,406
Loss from operations	(11,035)	(8,362)	(31,904)	(17,829)
Other income (expense):
Investment income	2,677	1,636	8,474	3,253
Interest expense	(1,456)	(1,128)	(6,142)	(4,689)
Loss on debt extinguishment	-	(251,754)	-	(251,754)
Other income (expense), net	1,855	(1,354)	(5,522)	(2,823)
Loss before provision for income taxes	(7,959)	(260,962)	(35,094)	(273,842)
(Provision for) benefit from income taxes	(1,477)	876	(2,239)	(1,686)
Net loss	$(9,436)	$(260,086)	$(37,333)	$(275,528)
Paid-in-kind dividend on Series C convertible preferred stock	(2,000)	(2,000)	(8,000)	(8,196)
Net loss attributable to common stockholders	$(11,436)	$(262,086)	$(45,333)	$(283,724)
Net loss per share attributable to common stockholders - basic and diluted	$(0.24)	$(5.46)	$(0.93)	$(6.18)
Weighted average common shares outstanding - basic and diluted	48,508,766	48,026,343	48,987,295	45,927,591

Cryoport, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
	December 31,
(in thousands)	2022	2021
Current assets:
Cash and cash equivalents	$36,595	$139,101
Short-term investments	486,728	489,698
Accounts receivable, net	43,858	39,412
Inventories	27,678	16,501
Prepaid expenses and other current assets	9,317	8,804
Total current assets	604,176	693,516
Property and equipment, net	63,603	49,029
Operating lease right-of-use assets	26,877	20,675
Intangible assets, net	191,009	201,427
Goodwill	151,117	146,954
Deposits	1,017	950
Deferred tax assets	947	419
Total assets	$1,038,746	$1,112,970

Current liabilities:
Accounts payable and other accrued expenses	$30,855	$28,583
Accrued compensation and related expenses	5,649	9,912
Deferred revenue	439	547
Current portion of operating lease liabilities	3,720	3,542
Current portion of finance lease liabilities	60	61
Current portion of notes payable	128	—
Total current liabilities	40,851	42,645
Convertible senior notes, net	406,708	404,171
Notes payable, net	355	1,086
Operating lease liabilities, net	24,721	18,144
Finance lease liabilities, net	216	51
Deferred tax liabilities	4,929	4,018
Other long-term liabilities	451	298
Contingent consideration	4,677	729
Total liabilities	482,908	471,142
Total stockholders' equity	555,838	641,828
Total liabilities and stockholders' equity	$1,038,746	$1,112,970

Note Regarding Use of Non-GAAP Financial Measures

To supplement our financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measures of financial performance as defined in Regulation G of the Securities Exchange Act of 1934 are included in this release: revenue at constant currency, revenue growth rate at constant currency and adjusted EBITDA. Non-GAAP financial measures are not calculated in accordance with GAAP, are not based on any comprehensive set of accounting rules or principles and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures, including revenue at constant currency, revenue growth rate at constant currency and adjusted EBITDA, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

We believe that revenue growth is a key indicator of how Cryoport is progressing from period to period and we believe that the non-GAAP financial measures, revenue at constant currency and revenue growth rate at constant currency, are useful to investors in analyzing the underlying trends in revenue. Under GAAP, revenues received in local (non-U.S. dollar) currency are translated into U.S. dollars at the average exchange rate for the period presented. As a result, fluctuations in foreign currency exchange rates affect the results of our operations and the value of our foreign assets and liabilities, which in turn may adversely affect results of operations and cash flows and the comparability of period-to-period results of operations. When we use the term “constant currency,” it means that we have translated local currency revenues for the current reporting period into U.S. dollars using the same average foreign currency exchange rates for the conversion of revenues into U.S. dollars that we used to translate local currency revenues for the comparable reporting period of the prior year. Revenue growth rate at constant currency refers to the measure of comparing the current reporting period revenue at constant currency with the reported GAAP revenue for the comparable reporting period of the prior year.

However, we also believe that data on constant currency period-over-period changes have limitations, particularly as the currency effects that are eliminated could constitute a significant element of our revenue and could significantly impact our performance. We therefore limit our use of constant currency period-over-period changes to a measure for the impact of currency fluctuations on the translation of local currency revenue into U.S. dollars. We do not evaluate our results and performance without considering both period-over-period changes in non-GAAP constant currency revenue on the one hand and changes in revenue prepared in accordance with GAAP on the other. We caution the readers of this press release to follow a similar approach by considering revenue on constant currency period-over-period changes only in addition to, and not as a substitute for, or superior to, changes in revenue prepared in accordance with GAAP.

Adjusted EBITDA is defined as net loss adjusted for interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, acquisition and integration costs, investment income, unrealized (gain)/loss on investments, foreign currency (gain)/loss, gain on insurance claim and charges or gains resulting from non-recurring events.

Management believes that adjusted EBITDA provides a useful measure of Cryoport's operating results, a meaningful comparison with historical results and with the results of other companies, and insight into Cryoport's ongoing operating performance. Further, management and the Company’s board of directors utilize adjusted EBITDA to gain a better understanding of Cryoport's comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes adjusted EBITDA, when read in conjunction with Cryoport's GAAP financials, is useful to investors because it provides a basis for meaningful period-to-period comparisons of Cryoport's ongoing operating results, including results of operations, against investor and analyst financial models, helps identify trends in Cryoport's underlying business and in performing related trend analyses, and it provides a better understanding of how management plans and measures Cryoport's underlying business.

Cryoport, Inc. and Subsidiaries
Reconciliation of GAAP net loss to adjusted EBITDA
(unaudited)
	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2022	2021	2022	2021
GAAP net loss	$(9,436)	$(260,086)	$(37,333)	$(275,528)
Non-GAAP adjustments to net loss:
Depreciation and amortization expense	6,134	5,302	22,765	20,247
Acquisition and integration costs	621	1,066	2,165	4,406
Investment income	(2,677)	(1,636)	(8,474)	(3,253)
Unrealized (gain) loss on investments	(1,042)	1,078	11,508	1,386
Gain on insurance claim	-	-	(4,815)	-
Foreign currency (gain) loss	(1,212)	179	(584)	504
Interest expense, net	1,456	1,128	6,142	4,689
Stock-based compensation expense	5,333	4,182	20,082	15,345
Loss on extinguishment of debt	-	251,754	-	251,754
Income taxes	1,477	(876)	2,239	1,686
Adjusted EBITDA	$654	$2,091	$13,695	$21,236